Putnam Mid Cap Value Fund
4/30/09 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1     Class A   1,751
          Class B   -
          Class C   -

72DD2     Class M   -
          Class R   4
          Class Y   254

73A1      Class A   0.028
          Class B   -
          Class C   -

73A2      Class M   -
          Class R   0.005
          Class Y   0.052

74U1	  Class A   54,168
	  Class B   3,423
	  Class C   1,762

74U2	  Class M   524
	  Class R   790
          Class Y   4,011

74V1	  Class A   7.61
	  Class B   7.28
	  Class C   7.27

74V2	  Class M   7.41
	  Class R   7.51
          Class Y   7.63

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.